Exhibit 99.1

PAULSON CAPITAL CORP. DECLARES CASH DIVIDEND

PORTLAND, OR – December 4, 2012 – Paulson Capital Corp. (Nasdaq: PLCC) today announced the Board of Director's approval of a cash dividend in the amount of $0.15 per share payable December 28, 2012 to shareholders of record December 14, 2012. The ex-dividend date will be December 12, 2012.

Chester L.F. Paulson, Chairman, stated:

“Given the uncertainty surrounding future dividend tax rates, we believe this special dividend is in the best interest of our shareholders at this time.  We will continue to evaluate future opportunities to maximize shareholder value going forward.”

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest’s largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million.  Founded by Chet Paulson in 1970, it has managed or underwritten more than 165 public offerings and has generated more than $1 billion for client companies.

This release may contain “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties.  Actual results of achievements may be materially different from those expressed or implied.  The Company’s plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control.  In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities operations, which are difficult or impossible to predict accurately and often beyond the control of the Company.  Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact: Chester L.F. Paulson – 503-243-6000